Exhibit 99.2

Profusa Expands into Multi-Billion Dollar Precision Diagnostics Market with $30M Letter of Intent for a PanOmics Platform

Company secures scalable multi-omics diagnostics platform and launches Mayo Clinic partnership adding to Lumee real-time biochemistry monitoring platform to advance pancreatic cancer applications

BERKELEY, CA, April 06, 2026 (GLOBE NEWSWIRE) -- Profusa, Inc. (“Profusa” or the “Company”) (Nasdaq: PFSA), a commercial stage digital health company pioneering the next generation of technology platform enabling the continuous monitoring of an individual’s biochemistry, today announced a strategic expansion into molecular diagnostics through a Letter of Intent to acquire the PanOmics™ multi-omics diagnostics platform from BioInsights LLC (“BioInsights”). The Company believes this acquisition, adding to its core real-time biochemistry monitoring platform, will help to position Profusa at the intersection of biosensing, diagnostics, and precision medicine, establishing a foundation for scalable multi-product diagnostics and monitoring franchise.

“This is a pivotal step in the evolution of Profusa,” said Dr. Ben Hwang, Profusa Chairman and Chief Executive Officer. “The combination of the PanOmics platform and our collaboration with Mayo Clinic positions us to build a differentiated, scalable presence in precision diagnostics and surgical monitoring. The entry into pancreatic cancer is instrumental in our establishing a platform capable of supporting multiple indications and long-term growth. With access to clinical samples, a clear validation pathway, and our previously announced collaboration with the Mayo Clinic, one of the world’s leading medical institutions, we believe we are uniquely positioned to accelerate development, drive clinical adoption, and unlock meaningful near-term high-growth commercial value. Additionally, this transaction will add $30 million of shareholder equity to our balance sheet.”

Transaction Highlights

Under the terms of the Letter of Intent:

●	Profusa would acquire exclusive rights to the PanOmics platform and related know-how

●	Total consideration of approximately $30 million, to be paid in equity securities

●	BioInsights to provide access to a specified number of samples for validation

●	BioInsights to receive a 3% royalty on net revenue

●	Profusa intends to pursue additional financing to support development and scale

●	BioInsights will have the right to nominate one independent Board member for consideration by stockholders to replace an outgoing Board member

The proposed transaction remains subject to completion of due diligence, shareholder approval, and customary closing conditions. For additional information regarding the Letter of Intent, please refer to our Current Report on Form 8-K filed today.

Accelerated Pathway from Platform to Commercialization

As part of the proposed BioInsights transaction, Profusa would gain exclusive access to clinically annotated samples for validation, and established assay design and infrastructure, which it believes would create a defined pathway to rapidly validated lab developed test (LDT) commercialization. These assets are expected to enable a capital-efficient and accelerated path from development to revenue generation.

The integration of the PanOmics platform with Profusa’s biosensing technologies then creates a unique opportunity to develop:

●	Multi-indication diagnostic assays

●	Real-time physiological monitoring solutions

●	Data-driven clinical decision tools

Profusa believes this combined approach can support expansion into multiple high-growth markets and establish a scalable, recurring-revenue diagnostics and monitoring platform. This platform will be integrated into the Company’s previously announced, emerging vertical to address issues associated with pancreatic cancer. The Company is collaborating to leverage its Lumee® oxygen platform to address critical intraoperative and postoperative monitoring challenges in complex pancreatic procedures. Pancreatic cancer remains one of the most challenging surgical oncology areas, with more than 13,000 resections performed annually in the United States, representing an estimated $26 million annual revenue opportunity.

About Profusa

Based in Berkeley, CA, Profusa is a commercial stage digital health company led by visionary scientific founders, an experienced management team and a world-class board of directors in the development of a new generation of tissue-integrated sensors to detect and continuously transmit actionable, medical-grade data for personal and medical use. With its long-lasting, injectable and affordable biosensors and its intelligent data platform, Profusa aims to provide people with a personalized biochemical signature rooted in data that clinicians can trust and rely on. “LUMEE”, “PROFUSA” and the PROFUSA logo are registered trademarks of Profusa, Inc. in the United States, Canada, European Union, China, Japan, South Korea and Australia.

For more information, visit https://profusa.com.

Special Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of Profusa. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of Profusa and could cause actual results to differ materially from those expressed or implied by such forward-looking statements including, without limitation, risks related to the Company’s planned European and U.S. product launches, the risk that such product launches may not result in revenue at the levels anticipated, the risk that customer demand may be less than expected, and risks relating to the Company’s withdrawal of the Registration Statement and conducting a smaller offering of its securities. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Profusa and its management, are inherently uncertain. Profusa cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. There are risks and uncertainties described more fully in the Company’s public filings made by Profusa from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Profusa cannot assure you that the forward-looking statements in this communication will prove to be accurate.

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